Free Writing Prospectus

Filed on September 8, 2006 Pursuant to Rule 433

Registration No. 333-131760

Chase Auto Owner Trust 2006-B

CLS	$AMT	Rtgs(M/F)	WAL	E.F.	LEGAL	Bmrk	Yield	Cpn	$Px
A-1	248mm	Aaa/AAA	0.32	05/07	** Not Offered **
A-2	284mm	Aaa/AAA	1.05	03/08	10/09	EDSF - 4	5.345	5.28	99.993364
A-3	333mm	Aaa/AAA	2.10	07/09	05/11	SWPS - 4	5.190	5.13	99.990491
A-4	270+mm	Aaa/AAA	3.45	06/10	04/14	SWPS -2	5.173	5.11	99.974315
B	26.27mm	A3/AA-	2.59	06/10	04/14	SWPS + 10	5.307	5.24	99.977630

-	All notes are ERISA eligible
-	766 weighted average FICO
-	Pricing speed: 1.5 ABS, 10% clean-up call
-	Bloomberg ticker: CMAOT
-	Exp settle: 09/13/06 FLAT

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing Lizmary Rodriguez at lizmary.rodriguez@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.